BLUEGREEN VACATIONS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

BOCA RATON, Florida (February 22, 2019) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its fourth quarter and full year 2018 financial results.

4Q18 Highlights:

•

Earnings Per Share (“EPS”) of $0.27, compared to $0.91 in the prior year quarter. The fourth quarter of 2017 included a $0.66 per share income tax benefit as a result of the impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

•

Net income attributable to shareholders was $19.8 million, compared to $66.4 million in the prior year quarter.  The fourth quarter of 2017 included a $47.7 million income tax benefit as a result of the impact of the Tax Act.

•	Adjusted EBITDA of $31.7 million, compared to $35.5 million in the prior year quarter.
•	Total revenue of $173.7 million, compared to $177.9 million in the prior year quarter.
•	System-Wide Sales of Vacation Ownership Interests (VOIs) of $146.0 million, compared to $151.9 million in the prior year quarter.
•	Completed a $117.7 million securitization of vacation ownership loans with a fixed, weighted-average interest rate coupon of 4.02%.

Full Year 2018 Highlights:

•	EPS of $1.18, compared to $1.77 in the prior year. 2017 included a $0.66 per share income tax benefit as a result of the impact of the Tax Act.
•

Net income attributable to shareholders was $88.0 million, compared to $126.6 million in the prior year.  The full year 2017 included a $47.7 million income tax benefit as a result of the impact of the Tax Act.

•	Adjusted EBITDA of $141.8 million, compared to $150.3 million in the prior year.
•	Total revenue of $738.3 million, compared to $723.1 million in the prior year, a 2.1% increase from the prior year.
•	System-Wide Sales of VOIs of $624.1 million, compared to $619.3 million a 0.8% increase from the prior year.
•

Expanded inventory sources through: (i) the acquisition of The Éilan Hotel and Spa in San Antonio, Texas for approximately $34.3 million,  (ii) a fee-based service agreement at The Marquee in New Orleans, Louisiana, and (iii)  an exclusive agreement to acquire inventory at The Manhattan Club, a residence-style boutique hotel in Midtown Manhattan.

“In 2018 we continued to build our platform with a view toward positioning Bluegreen Vacations for growth in the coming years,” said Shawn B. Pearson, Chief Executive Officer and President. “To that end, we upgraded our sales and inventory technology systems, expanded our digital capabilities and made additions to our executive team who will enhance our partnerships and marketing programs. We also increased our resort network in highly attractive markets including San Antonio, New Orleans and New York City and look forward to realizing the benefits as our new sales centers open and mature.  While we expect more significant growth in the latter part of 2019, we anticipate that our early 2019 sales growth will be similar to that achieved in 2018. We believe that our solid balance sheet, capital-light business model with attractive cash flow and low leverage, along with ongoing demand for our vacation ownership resorts, positions Bluegreen for solid long-term performance.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change		2018	2017	Change

Total revenue	$173.7	$177.9	(2.4)%		$738.3	$723.1	2.1%
Income before non-controlling interest and provision for income taxes	$26.2	$28.9	(9.3)%		$128.9	$137.0	(5.9)%
Net income attributable to shareholders	$19.8	$66.4	(70.2)%		$88.0	$126.6	(30.5)%
Earnings per share basic and diluted	$0.27	$0.91	(70.3)%		$1.18	$1.77	(33.3)%
Adjusted EBITDA	$31.7	$35.5	(10.7)%		$141.8	$150.3	(5.7)%
Capital-light revenue(1) as a percentage of total revenue	74.0%	58.9%	1,510	bp	71.0%	69.0%	200	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total Revenue for the three months ended December 31, 2018 was $173.7 million, compared to $177.9 million in the prior year period, primarily due to decreases in VOI sales and an increase in the provision for loan losses as discussed more fully under “Segment Results” below.  Adjusted EBITDA was $31.7 million in the fourth quarter of 2018 compared to $35.5 million in the fourth quarter of 2017, primarily due to lower total revenue and higher net carrying cost of inventory.

Corporate & Other expenses were $19.0 million in the fourth quarter of 2018 compared to $18.8 million in the fourth quarter of 2017. The slight year over year increase was due to a number of factors including ongoing higher outside legal expenses in connection with our decision to vigorously defend claims which the Company believes to be frivolous; increased depreciation expense in connection with the acquisition of information technology assets to support the Company’s growth; and investor and public relations activities related expenses.

In terms of segment results, growth in the Company’s Resort Operations and Club Management segment was offset by results in the Sales of VOI and Financing segment, as more fully described below.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change		2018	2017	Change

System-wide sales of VOIs	$146.0	$151.9	(3.9)%		$624.1	$619.3	0.8%
Segment adjusted EBITDA	$36.8	$44.5	(17.3)%		$173.7	$181.6	(4.4)%
Number of total guest tours	55,958	58,570	(4.5)%		238,141	252,257	(5.6)%
Average sales price per transaction	$16,085	$15,135	6.3%		$15,692	$15,365	2.1%
Sales to tour conversion ratio	16.3%	17.2%	(5.2)%		16.8%	16.1%	4.3%
Sales volume per guest ("VPG")	$2,624	$2,601	0.9%		$2,642	$2,479	6.6%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	50.5%	51.1%	(60)	bp	49.3%	51.6%	(230)	bp
Provision for loan losses	20.7%	16.4%	430	bp	16.8%	16.1%	70	bp
Cost of VOIs sold	6.8%	9.6%	(280)	bp	9.4%	7.3%	210	bp

During the fourth quarter of 2018, system-wide sales of VOIs were $146.0 million, compared to $151.9 million in the fourth quarter of 2017. The decrease in sales reflected the decrease in guest tours, partially offset by a slightly higher average sales volume per guest (“VPG”).  For the full year, system-wide sales of VOIs were up 0.8% to $624.1 million compared to $619.3 million in 2017.

Average sales volume per guest and average sales price per transaction increased 0.9% and 6.3%, respectively, during the fourth quarter of 2018 compared to the fourth quarter of 2017, while guest tours declined by 4.5% in the fourth quarter of 2018 and declined 5.6% for the full year in the fourth quarter of 2018 compared to the comparable prior year periods.  We believe a key driver of these year over year changes is the Company’s ongoing initiatives to screen the credit qualifications of potential marketing guests which has resulted in improved efficiencies in the sales process, at the cost of  a lower number of tours.

Provision for loan losses increased to 20.7% of gross VOI sales, compared to 16.4% in the prior year fourth quarter. The year over year increase was driven primarily by continued attorney cease and desist activity which resulted in required changes in estimated losses on prior year period originations. The charge related to prior period originations was approximately $3.7 million.  The Company believes that its zero-tolerance strategy and further steps to address this situation in 2019, should ultimately result in a reduction of cease and desist activity.

Fee-based sales commission revenue was $48.8 million in the fourth quarter of 2018, compared to $50.3 million in the fourth quarter of 2017. The year over year change reflected lower sales of third-party VOI inventory and slightly lower commission rates.

In the fourth quarter of 2018, cost of VOIs sold represented 6.8% of sales of VOIs compared to 9.6% in the fourth quarter of 2017. During the fourth quarter of 2018, cost of VOIs sold were comparatively lower as result of a $3.6 million favorable GAAP adjustment relating to a price increase implemented in 2018. Purchases of secondary market inventory that were temporarily suspended in the third quarter of 2018 resumed during the fourth quarter of 2018.

Financing revenue, net of financing expense, was $14.6 million in the fourth quarter of 2018, compared to $15.4 million in the fourth quarter of 2017. The year over year change reflected the Company’s higher cost of borrowing, and lower weighted average interest rates on VOI notes receivable as a result of the Company’s implementation of “risk-based pricing” based on each customer’s FICO score.

Net carrying cost of inventory increased $3.3 million in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to the carrying cost associated with the Éilan Hotel and Spa, which was acquired in April 2018.

Selling and marketing expenses in the fourth quarter of 2018 decreased on an absolute basis and as a percentage of system-wide sales due in part to a higher percentage of sales to the Company’s existing owners and the reduction of certain fixed selling and marketing expenses in connection with the corporate realignment initiative commenced during the fourth quarter of 2017. Selling and marketing expenses in the fourth quarter of 2017 included a $4.8 million, one-time payment to Bass Pro, Inc. (“Bass Pro”) as well as $1.2 million of severance costs, both of which were added back to Segment Adjusted EBITDA, with no such material expenses in the fourth quarter of 2018.

The Company has continued to meet with Bass Pro’s leadership in an effort to resolve the issues which arose between the parties in 2017 and 2018. Although the resolution of the outstanding issues with Bass Pro has taken a great deal longer than the Company had hoped, the Company believes it is diligently working towards a mutually beneficial agreement. While there is no assurance that a resolution will be reached, the Company remains optimistic that it will achieve a resolution of the outstanding issues. The Company  is hopeful that the resolution will address the timing of entry into the Cabela’s stores and an extension of the parties’ agreements. If reached, the resolution may include a restructuring of the amount and timing of compensation paid to Bass Pro. In the meantime, the Company continues to execute its vacation package marketing strategy under its current agreement with Bass Pro, including the recent opening of a Bluegreen kiosk in the new Bass Pro location at the Silverton Casino in Las Vegas and to add another in-store sales kiosk location in Rogers, Arkansas in the second quarter.  At Bluegreen/Big Cedar Vacations, LLC (the “Joint Venture”), the Joint Venture has commenced construction of cabins at the Wilderness Club at Big Cedar resort in the normal course of business.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

Resort operations and club management revenue	$41.1	$36.5	12.4%	$168.4	$149.7	12.4%
Segment adjusted EBITDA	$12.5	$11.4	9.5%	$50.6	$43.4	16.6%
Resorts managed	50	48	4.2%	50	48	4.2%

In the fourth quarter of 2018, resort operations and management club revenue increased by $4.6 million, or 12.4%, to $41.1 million from the prior year quarter. The increase was driven in part by the additional resorts managed at the end of the fourth quarter of 2018 compared to 2017, as well as fee increases under certain management contracts. Segment adjusted EBITDA grew by 9.5% to $12.5 million.

Acquisition Activity

During 2018, the Company completed three transactions which added resorts to its network.

•

The Marquee in New Orleans, LA. In March, the Company entered into a fee-based service agreement with Marquee Developer, LLC, owner and developer, of The Marquee, which is expected to add 94 units of resort inventory.  The Marquee resort VOIs will be sold through The Bluegreen Vacation Club, and will be available for Vacation Club guests in 2019. The Company opened a  5,400 square foot sales office at The Marquee in December 2018.

•

The Éilan Hotel & Spa in San Antonio, Texas. In April the Company acquired the Éilan Hotel & Spa for approximately $34.3 million, and has opened a  11,320 square foot sales office at the Éilan Hotel & Spa.  The Éilan is a 165-guest room, boutique hotel featuring a 10-treatment-room spa, resort-style pools, a state-of-the-art fitness center, tennis courts and virtual golf.

•

The Manhattan Club in New York City. In July, the Company entered into an exclusive agreement to acquire the remaining VOI inventory at The Manhattan Club under Bluegreen’s “capital-light” Secondary Market program through periodic purchases over time. The Manhattan Club is 31 stories, boasts a modern fitness center, business center, Owners’ lounge and 296 penthouse, one-bedroom – two bath suites, and executive suites.

Balance Sheet and Liquidity

As of December 31, 2018, unrestricted cash and cash equivalents totaled $219.4 million. Bluegreen had availability of approximately $193.3 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of December 31, 2018, subject to eligible collateral and the terms of the facilities, as applicable.  The Company’s net debt-to-EBITDA as of December 31, 2018 was only 0.17x (excluding receivable-backed notes payable).

In October, the Company completed a $117.7 million securitization of investment-grade vacation ownership loan-backed notes with a fixed, weighted-average interest rate coupon of 4.02%. Proceeds from the notes sale were primarily used to pay down the balance on certain of the Company’s receivable-backed debt facilities and the remainder was used for general corporate purposes.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $44.3 million for the year ended December 31, 2018, compared to $51.9 million for the year ended December 31, 2017. The decrease in free cash flow was primarily attributable to sales office expansions, increased information technology spending, acquisition and development of traditional inventory, and decreased working capital, partially offset by lower income tax payments and lower purchases of secondary market and just-in-time inventories.

In November, the Company’s Board of Directors approved a share repurchase program which authorizes the repurchase of up to 3,000,000 shares of the Company’s Common Stock at an aggregate cost of no more than $35.0 million. The program authorizes the Company, in management’s discretion, to repurchase shares from time to time subject to market conditions and other factors. Through December 31, 2018, the Company had repurchased 288,532 shares for a total cost of $4.0 million.

Dividend

On January 14, 2019, Bluegreen’s Board of Directors declared a quarterly common stock cash dividend of $0.17 per share. The dividend is payable February 15, 2019 to shareholders of record as of the close of trading on January 31, 2019. This dividend represents a 13.3% increase in the Company’s 2018 quarterly dividend rate of $0.15 per share.

Fourth Quarter 2018 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, indicated below, in the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.  The webcast and supplemental management presentation can be accessed on the Investor Relations section of Bluegreen Vacations’ website at ir.bluegreenvacations.com. The pre-recorded presentation can also be accessed at 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and entering pin number 1132845.  The business update via dial-in will be available through midnight Friday, March 22, 2019.  A transcript will also be available simultaneously with the webcast.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to successfully implement our strategic plans and initiatives; generate earnings and long-term growth; improve our digital capabilities, including our virtual reality technology; complete sales office expansions when planned or at all and that such expansions will be profitable; and risks that our marketing alliances will not contribute to growth or be profitable or that issues with our strategic partners will not be successfully resolved; dividend payments and stock buyback activity will continue at current levels, if at all, and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2018 which is expected to be filed on or about March 1, 2019.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA, adjusted EPS and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact:

Bluegreen Vacations Corporation
Investor Relations:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except for per share data)

	For the Three Months Ended
	December 31,		For the Years Ended
	Unaudited		December 31,
	2018	2017	2018	2017
Revenue:
Gross sales of VOIs	$74,192	$78,829	$305,530	$288,414
Provision for loan losses	(15,379)	(12,906)	(51,305)	(46,397)
Sales of VOIs	58,813	65,923	254,225	242,017

Fee-based sales commission revenue	48,841	50,343	216,422	229,389
Other fee-based services revenue	28,552	28,377	118,024	111,819
Cost reimbursements	15,375	11,979	62,534	52,639
Interest income	22,143	21,203	85,914	86,876
Other income, net	—	432	1,201	312
Total revenue	173,724	178,257	738,320	723,052

Costs and expenses:
Cost of VOIs sold	3,975	6,327	23,813	17,679
Cost of other fee-based services	18,986	15,897	72,968	64,560
Cost reimbursements	15,375	11,979	62,534	52,639
Selling, general and administrative expenses	99,867	108,942	415,403	421,199
Interest expense	9,239	6,198	34,709	29,977
Other expense, net	68	—	—	—
Total costs and expenses	147,510	149,343	609,427	586,054

Income before non-controlling interest and
provision for income taxes	26,214	28,914	128,893	136,998
Provision (benefit) for income taxes	3,544	(40,832)	28,541	(2,345)
Net income	22,670	69,746	100,352	139,343
Less: Net income attributable to non-controlling interest	2,881	3,342	12,390	12,760
Net income attributable to Bluegreen
Vacations Corporation shareholders	$19,789	$66,404	$87,962	$126,583

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$19,789	$66,404	$87,962	$126,583

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except for per share data)

	For the Three Months Ended
	December 31,		For the Years Ended
	Unaudited		December 31,
	2018	2017	2018	2017
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted (1)	$0.27	$0.91	$1.18	$1.77

Weighted average number of common shares outstanding:
Basic and diluted (1)	74,644	72,804	74,712	71,448

Cash dividends declared per share (1)	$0.15	$—	$0.60	$0.56

(1)

The number of shares outstanding for the purposes of calculation of basic and diluted earnings per share and the cash dividend reflects the stock split effected in connection with our initial public offering during November 2017 as if the stock split was effected January 1, 2016. See Note 1: Organization and Basis of Presentation within the December  31, 2018 Annual Report on Form 10-K for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	For the Year Ended
	December 31,
	2018	2017
Operating activities:
Net income	$100,352	$139,343
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	16,604	14,110
Loss on disposal of property and equipment	179	524
Provision for loan losses	51,236	46,412
Provision (benefit) for deferred income taxes	2,090	(42,022)
Changes in operating assets and liabilities:
Notes receivable	(63,545)	(47,470)
Prepaid expenses and other assets	2,704	(7,103)
Inventory	(32,022)	(42,757)
Accounts payable, accrued liabilities and other, and
deferred income	(764)	4,933
Net cash provided by operating activities	76,834	65,970

Investing activities:
Purchases of property and equipment	(32,539)	(14,115)
Net cash used in investing activities	(32,539)	(14,115)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	254,494	203,001
Payments on borrowings collateralized by notes receivable	(216,023)	(195,919)
Proceeds from borrowings under line-of-credit facilities
and notes payable	51,736	36,426
Payments under line-of-credit facilities and notes payable	(43,066)	(34,851)
Payments of debt issuance costs	(3,010)	(3,390)
Gross proceeds from public offering	—	48,652
Payments of public offering costs	—	(1,383)
Repurchase and retirement of common stock	(4,000)	—
Distributions to non-controlling interest	(9,800)	(11,270)
Dividends paid	(44,841)	(40,000)
Net cash (used in) provided by financing activities	(14,510)	1,266
Net increase in cash and cash equivalents
and restricted cash	29,785	53,121
Cash, cash equivalents and restricted cash at the beginning of period	243,349	190,228
Cash, cash equivalents and restricted cash at end of period	$273,134	$243,349

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$30,260	$26,244
Income taxes paid	$25,355	$41,035
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$24,258	$—

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$219,408	$197,337
Restricted cash ($28,400 and $19,488 in VIEs at December 31, 2018
and December 31, 2017, respectively)	53,726	46,012
Notes receivable, net ($341,975 and $279,188 in VIEs
at December 31, 2018 and December 31, 2017, respectively)	439,167	426,858
Inventory	334,149	281,291
Prepaid expenses	10,097	10,743
Other assets	49,796	52,506
Intangible assets, net	61,845	61,978
Loan to related party	80,000	80,000
Property and equipment, net	98,279	74,756
Total assets	$1,346,467	$1,231,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$19,515	$22,955
Accrued liabilities and other	80,364	77,317
Deferred income	16,522	16,893
Deferred income taxes	91,056	88,966
Receivable-backed notes payable - recourse	76,674	84,697
Receivable-backed notes payable - non-recourse (in VIEs)	382,257	336,421
Lines-of-credit and notes payable	133,391	100,194
Junior subordinated debentures	71,323	70,384
Total liabilities	871,102	797,827

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,445,923 shares issued and outstanding at December 31, 2018 and 74,734,455 shares
issued and outstanding at December 31, 2017	744	747
Additional paid-in capital	270,369	274,366
Retained earnings	158,641	115,520
Total Bluegreen Vacations Corporation shareholders' equity	429,754	390,633
Non-controlling interest	45,611	43,021
Total shareholders' equity	475,365	433,654
Total liabilities and shareholders' equity	$1,346,467	$1,231,481

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Net income attributable to shareholder(s)	$19,789	$66,404	$87,962	$126,583
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	2,881	3,342	12,390	12,760
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,947)	(3,305)	(12,468)	(12,485)
(Gain) loss on assets held for sale	(6)	2	3	46
Add: depreciation and amortization	3,303	2,541	12,392	9,632
Less: interest income (other than interest earned on VOI notes receivable)	(1,821)	(1,387)	(6,044)	(6,874)
Add: interest expense - corporate and other	4,064	1,753	15,195	12,168
Add: franchise taxes	19	51	199	178
Add: provision (benefit) for income taxes	3,544	(40,832)	28,541	(2,345)
Add: corporate realignment cost	2,899	2,157	3,650	5,836
Add: one-time payment to Bass Pro	—	4,781	—	4,781
Total Adjusted EBITDA	$31,725	$35,507	$141,820	$150,280

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Adjusted EBITDA - sales of VOIs and financing	$36,767	$44,505	$173,668	$181,647
Adjusted EBITDA - resort operations and club management	12,517	11,427	50,561	43,350
Total Segment Adjusted EBITDA	49,284	55,932	224,229	224,997
Less: Corporate and other	(17,559)	(20,425)	(82,409)	(74,717)
Total Adjusted EBITDA	$31,725	$35,507	$141,820	$150,280

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2018		2017
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed sales (1)	$68,450	47%	$82,653	54%
Secondary Market sales	46,715	32	64,397	42
Fee-Based sales	71,767	49	73,098	48
JIT sales	24,176	17	8,608	6
Less: Equity trade allowances (6)	(65,149)	(45)	(76,829)	(50)
System-wide sales of VOIs	145,959	100%	151,927	100%
Less: Fee-Based sales	(71,767)	(49)	(73,098)	(48)
Gross sales of VOIs	74,192	51	78,829	52
Provision for loan losses	(15,379)	(21)	(12,906)	(16)
Sales of VOIs	58,813	40	65,923	43
Cost of VOIs sold (3)	(3,975)	(7)	(6,327)	(10)
Gross profit (3)	54,838	93	59,596	90
Fee-Based sales commission revenue (4)	48,841	68	50,343	69
Financing revenue, net of financing expense	14,649	10	15,428	10
Other fee-based services - title operations, net	1,846	1	2,714	2
Net carrying cost of VOI inventory	(4,284)	(3)	(1,002)	(1)
Selling and marketing expenses	(73,653)	(50)	(77,624)	(51)
General and administrative expenses - sales and marketing	(6,979)	(5)	(12,630)	(8)
Operating profit - sales of VOIs and financing	35,258	24%	36,825	24%
Add: Depreciation	1,413		1,664
Add: Corporate realignment cost	96		1,235
Add: One-time payment to Bass Pro	—		4,781
Adjusted EBITDA - sales of VOIs and financing	$36,767		$44,505

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not based on system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not based on system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not based on system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Years Ended December 31,
	2018		2017
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed sales (1)	$287,292	46%	$299,104	48%
Secondary Market sales	232,562	37	182,108	30
Fee-Based sales	318,540	51	330,854	54
JIT sales	56,450	9	45,982	7
Less: Equity trade allowances (6)	(270,774)	(43)	(238,780)	(39)
System-wide sales of VOIs	624,070	100%	619,268	100%
Less: Fee-Based sales	(318,540)	(51)	(330,854)	(53)
Gross sales of VOIs	305,530	49	288,414	47
Provision for loan losses (2)	(51,305)	(17)	(46,397)	(16)
Sales of VOIs	254,225	41	242,017	39
Cost of VOIs sold (3)	(23,813)	(9)	(17,679)	(7)
Gross profit (3)	230,412	91	224,338	93
Fee-Based sales commission revenue (4)	216,422	68	229,389	69
Financing revenue, net of financing expense	59,609	10	61,659	10
Other fee-based services - title operations, net	7,614	1	9,963	2
Net carrying cost of VOI inventory	(11,358)	(2)	(4,220)	(1)
Selling and marketing expenses	(307,614)	(49)	(319,664)	(52)
General and administrative expenses - sales and marketing	(27,848)	(4)	(35,191)	(6)
Operating profit - sales of VOIs and financing	167,237	27%	166,274	27%
Add: Depreciation and amortization	6,335		6,270
Add: Corporate realignment cost	96		4,322
Add: One-time payment to Bass Pro	—		4,781
Adjusted EBITDA - sales of VOIs and financing	$173,668		$181,647

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not based on system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not based on system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not based on system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
(dollars in thousands)
Number of sales offices at period-end	26	23	13	26	23	13
Number of active sales arrangements with third-party clients at period-end	15	16	(6)	15	16	(6)
Total number of VOI sales transactions	9,128	10,067	(9)	40,087	40,705	(2)
Average sales price per transaction	$16,085	$15,135	6	$15,692	$15,365	2
Number of total guest tours	55,958	58,570	(4)	238,141	252,257	(6)
Sale-to-tour conversion ratio– total marketing guests	16.3%	17.2%	(5)	16.8%	16.1%	4
Number of new guest tours	33,002	36,410	(9)	146,623	162,083	(10)
Sale-to-tour conversion ratio– new marketing guests	13.9%	14.5%	(4)	14.3%	13.4%	7
Percentage of sales to existing owners	53.4%	51.3%	4	51.6%	49.4%	4
Average sales volume per guest	$2,624	$2,601	1	$2,642	$2,479	7

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,				For the Year Ended December 31,
(dollars in thousands)	2018		2017		2018		2017
Resort operations and club management revenue	$41,077		$36,541		$168,353		$149,716
Resort operations and club management expense	(29,072)		(25,773)		(119,553)		(108,200)
Operating profit - resort operations and club management	12,005	29%	10,768	29%	48,800	29%	41,516	28%
Add: Depreciation and amortization	470		404		1,719		1,579
Add: Corporate realignment cost	42		255		42		255
Adjusted EBITDA - resort operations and club management	$12,517		$11,427		$50,561		$43,350

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2018	2017	2018	2017
General and administrative expenses - corporate and other	$(18,964)	$(18,833)	$(79,687)	$(66,155)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,947)	(3,305)	(12,468)	(12,485)
Other income, net	(68)	432	1,201	312
Financing revenue -corporate and other	2,047	1,475	6,537	7,219
Interest income (other than interest earned on VOI notes receivable)	(1,821)	(1,387)	(6,044)	(6,874)
Franchise taxes	19	51	199	178
Loss (gain) on assets held for sale	(6)	2	3	46
Depreciation and amortization	1,420	473	4,338	1,783
Corporate realignment cost	2,761	667	3,512	1,259
Corporate and other	$(17,559)	$(20,425)	$(82,409)	$(74,717)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Years Ended December 31,
(in thousands)	2018	2017
Net cash provided by operating activities	$76,834	$65,970
Purchases of property and equipment	(32,539)	(14,115)
Free Cash Flow	$44,295	$51,855

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Financing Interest Income	$20,096	$19,728	$79,377	$79,657
Financing Interest Expense	(5,175)	(4,445)	(19,514)	(17,809)
Non-Financing Interest Income	2,047	1,475	6,537	7,219
Non-Financing Interest Expense	(4,064)	(1,753)	(15,195)	(12,168)
Mortgage Servicing Income	1,581	1,425	5,951	5,206
Mortgage Servicing Expense	(1,853)	(1,280)	(6,205)	(5,395)
Title Revenue	2,850	3,815	12,205	14,742
Title Expense	(1,004)	(1,101)	(4,591)	(4,779)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Gross sales of VOIs	$74,192	$78,829	$305,530	$288,414
Add: Fee-based sales	71,767	73,098	318,540	330,854
System-wide sales of VOIs	$145,959	$151,927	$624,070	$619,268

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenue

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with HOA maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. This also includes fees from certain third-party developers for providing mortgage servicing of loans granted by them to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and by utilizing the inventory in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.